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                                                                    EXHIBIT 99.1


                     NEWFIELD ANNOUNCES DEEP SHELF DISCOVERY

FOR IMMEDIATE RELEASE

         HOUSTON - (MAY 1, 2003) - NEWFIELD EXPLORATION COMPANY (NYSE:NFX) today announced a significant deep shelf discovery at West Cameron 73, located less than 10 miles offshore Louisiana in about 30 feet of water.

         The West Cameron 73 #1 well was drilled and evaluated with wireline logs to a total depth of 16,082 feet. The well encountered more than 250' of net gas pay in two zones below 15,000 feet. Newfield is evaluating development plans and expects first production from the field in early 2004. Under new rules proposed by the Minerals Management Service, this discovery would qualify for royalty relief on the first 20 billion cubic feet of production.

         Newfield acquired the West Cameron 73 block in a 2002 central Gulf of Mexico lease sale for $4.1 million. This discovery well is the first of eight to 10 deep shelf exploration wells that Newfield expects to drill in 2003. Newfield has drilled six successful deep shelf wells out of nine attempts to date.

         "Our emphasis on exploration is paying dividends," said David A. Trice, Newfield President and CEO. " This demonstrates that talented explorationists armed with the best data and technology can continue to make significant discoveries on the Gulf of Mexico shelf. Although it is early in the evaluation process, this is a significant discovery and it has the potential to exceed our pre-drill reserve estimate of 50 billion cubic feet equivalent. I'm proud of our exploration teams and the meaningful impact they are having on our operations."

         Newfield operates the West Cameron 73 discovery with a 70% working interest. Westport Resources Corporation owns the remaining 30% interest.

         Newfield Exploration is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy that includes balancing acquisitions with drill bit opportunities. Newfield's areas of operation include the Gulf of Mexico, the onshore U.S. Gulf Coast, the Anadarko Basin and offshore northwest Australia.

         **Certain of the statements set forth in this release regarding estimated or anticipated timing of first production, development plans and reserve estimates are forward looking and are based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services and the availability of capital resources, labor conditions and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2002. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.

Newfield Exploration Company                           For information, contact:
363 N. Sam Houston Parkway East, Ste. 2020                        Steve Campbell
Houston, TX 77060                                                 (281) 847-6081
www.newfld.com                                                   info@newfld.com

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